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                                   EXHIBIT 23

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

         We have issued our report dated January 27, 2004, accompanying the consolidated financial statements incorporated by reference in the Annual Report of United Community Banks, Inc. on Form 10-K for the year ended December 31, 2002. We hereby consent to the incorporation by reference of said report in the Registration Statement of United Community Banks, Inc. on Forms S-8 (File No. 33-80885, effective December 27, 1995; File No. 333-70471, effective January 12, 1999; File No. 333-86876, effective April 24, 2002; and File No. 333-99849, effective date September 19, 2002) and on Forms S-4 (File No. 333-102663, effective date February 6, 2003 and File No. 333-103024, effective date February 24, 2003).

                                           /s/ Porter Keadle Moore, LLP

Atlanta, Georgia
March 8, 2004